Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2009 Earnings

April 22, 2009, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2009. Total revenue for the three months ended March 31, 2009 (“2009 Quarter”) increased 2.5% to $39,689,000 compared to $38,722,000 for the three months ended March 31, 2008 (“2008 Quarter”). Operating income, which is net income available to common stockholders before gain on property dispositions, income attributable to the noncontrolling interest and preferred stock dividends, increased 4.3% to $11,550,000 for the 2009 Quarter compared to $11,073,000 for the 2008 Quarter. The Company issued approximately $79,300,000 of Series B preferred stock in March 2008, which increased the 2009 Quarter preferred stock dividends by $1,688,000 as compared to the 2008 Quarter. Net income available to common stockholders was $5,956,000 or $0.33 per diluted share for the 2009 Quarter, compared to net income available to common stockholders of $7,033,000 or $0.39 per diluted share for the 2008 Quarter.

Same property revenue for the total portfolio decreased 0.5% for the 2009 Quarter compared to the 2008 Quarter and same property operating income decreased 3.3%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 5.5% for the 2009 Quarter compared to the 2008 Quarter. The primary cause of this decrease were vacancies during the quarter at three shopping centers; small shop space at Broadlands Village in Ashburn, Virginia; an anchor space at Seven Corners in Falls Church, Virginia; and an anchor space at White Oak in Silver Spring, Maryland. The vacant anchor space at both Seven Corners and White Oak has been re-leased but is not yet producing rental income. Increased property operating expenses and real estate taxes, net of recovered amounts and increased credit loss reserves also contributed to the decrease in property operating income for the 2009 Quarter. Same property operating income in the office portfolio increased 3.8% for the 2009 Quarter largely due to increased lease termination fees.

www.SaulCenters.com

As of March 31, 2009, 92.9% of the operating portfolio, including the Northrock development project which is phasing into service, was leased compared to 95.4% at March 31, 2008. On a same property basis, 93.3% of the portfolio was leased, compared to the prior year level of 95.5%. The 2009 leasing percentages decreased due to a net decrease of approximately 178,000 square feet of leased space.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 7.0% to $14,806,000 in the 2009 Quarter compared to $15,919,000 for the 2008 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 5.9% to $0.64 per share for the 2009 Quarter compared to $0.68 per share for the 2008 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO decreased in the 2009 Quarter primarily due to the increase in preferred stock dividends of $1,688,000 ($0.07 per diluted share) which was slightly offset by lower interest expense and lower general and administrative expense.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 51 community and neighborhood shopping center and office properties totaling approximately 8.3 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider (301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Real estate investments
Land	$215,813	$215,407
Buildings and equipment	715,813	713,154
Construction in progress	112,738	98,920

	1,044,364	1,027,481
Accumulated depreciation	(258,581)	(252,763)

	785,783	774,718
Cash and cash equivalents	20,261	13,006
Accounts receivable and accrued income, net	34,419	37,495
Deferred leasing costs, net	16,570	16,901
Prepaid expenses, net	2,576	2,981
Deferred debt costs, net	5,576	5,875
Other assets	7,015	2,897

Total assets	$872,200	$853,873

Liabilities
Mortgage notes payable	$569,437	$567,495
Revolving credit facility	15,000	—
Dividends and distributions payable	12,868	12,864
Accounts payable, accrued expenses and other liabilities.	25,049	22,394
Deferred income	22,868	23,233

Total liabilities	645,222	625,986

Stockholders' equity
Preferred stock	179,328	179,328
Common stock	179	179
Additional paid-in capital	164,686	164,278
Accumulated deficit	(119,879)	(118,865)

Total Saul Centers, Inc. stockholders' equity	224,314	224,920
Noncontrolling interest	2,664	2,967

Total stockholders' equity	226,978	227,887

Total liabilities and stockholders' equity	$872,200	$853,873

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Revenue
Base rent	$30,665	$30,382
Expense recoveries	7,580	7,133
Percentage rent	233	314
Other	1,211	893

Total revenue	39,689	38,722

Operating expenses
Property operating expenses	5,370	4,985
Provision for credit losses	327	183
Real estate taxes	4,416	4,011
Interest expense and amortization of deferred debt costs	8,196	8,604
Depreciation and amortization of deferred leasing costs	7,041	6,943
General and administrative	2,789	2,923

Total operating expenses	28,139	27,649

Operating income	11,550	11,073
Gain on property dispositions	—	205

Net income	11,550	11,278
Income attributable to the noncontrolling interest.	(1,809)	(2,148)

Net income attributable to Saul Centers, Inc.	9,741	9,130
Preferred dividends	(3,785)	(2,097)

Net income available to common stockholders	$5,956	$7,033

Per share net income available to common stockholders:
Diluted	$0.33	$0.39

Weighted average common stock:
Common stock	17,870	17,767
Effect of dilutive options	30	176

Diluted weighted average common stock	17,900	17,943

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

		Three Months Ended March 31,
		2009	2008
	(1)	(Unaudited)
Reconciliation of net income to FFO:
Net income attributable to Saul Centers, Inc.		$9,741	$9,130
Less: Gain on property dispositions		—	(205)
Add: Real property depreciation & amortization		7,041	6,943
Add: Income attributable to the noncontrolling interest		1,809	2,148

FFO		18,591	18,016
Less: Preferred dividends		(3,785)	(2,097)

FFO available to common shareholders		$14,806	$15,919

Weighted average shares:
Diluted weighted average common stock		17,900	17,943
Convertible limited partnership units		5,416	5,416

Diluted & converted weighted average shares		23,316	23,359

Per share amounts:
FFO available to common shareholders (diluted)		$0.64	$0.68

Reconciliation of net income to same property operating income:
Net income attributable to Saul Centers, Inc.		$9,741	$9,130
Add: Interest expense and amortization of deferred debt costs		8,196	8,604
Add: Depreciation and amortization of deferred leasing costs		7,041	6,943
Add: General and administrative		2,789	2,923
Less: Gain on property dispositions		—	(205)
Less: Interest income		(3)	(67)
Add: Income attributable to the noncontrolling interest		1,809	2,148

Property operating income		29,573	29,476
Less: Acquisitions & developments		(1,128)	(57)

Total same property operating income		$28,445	$29,419

Total shopping centers		$21,304	$22,542
Total office properties		7,141	6,877

Total same property operating income		$28,445	$29,419

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.